EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of September 30, 2008 (this “Supplemental Indenture”), is entered into by and among EVERGREEN ENERGY INC., a Delaware corporation (the “Company”), each of the Guarantors party hereto (the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Indenture, dated as of July 30, 2007 (the “Indenture”), pursuant to which the Company issued an aggregate principal amount of $95,000,000 of 8.00% Convertible Secured Notes due 2012 (the “Notes”).

WHEREAS, Section 11.02 of the Indenture provides that the Company, the Guarantors and the Trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture (the “Amendments”).

WHEREAS, the Company and the Guarantors have been authorized by their respective Boards of Directors and members to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.01.  Deleted Definitions.  All definitions in the Indenture that are used exclusively in the sections and subsections deleted pursuant to this Article II of this Supplemental Indenture are hereby deleted.

Section 2.02.  Amendments to Indenture.

(a)           Section 4.02 of the Indenture shall be amended and restated, in its entirety, to read as follows:

“Section 4.02.  Conversion upon Redemption Notice.

(a)   If the Company elects to redeem the Securities, in whole or in part, the Company shall pay to any Holder that elects to convert its Securities (whether or not such Securities are called for redemption) during the period from and including the date the Company gives its Redemption Notice to and including the Business Day immediately preceding the Redemption Date, in addition to the amount of Common Stock and/or Cash specified pursuant to Section 4.14, the amount of any accrued and unpaid interest on the Securities being converted, together with the Coupon Make-Whole Payment for such Securities (such aggregate amount, the “Additional Amount”).

(b)   The Company may elect to pay any Additional Amount in Cash or in shares of Common Stock by notice given to Holders of Securities in the case of any Additional Amounts payable in connection with a redemption of Securities, in the Company’s Redemption Notice; provided that if the Company does not make such election, the Company shall pay the Additional Amounts solely in Cash.

(c)   If the Company elects to pay any Additional Amounts in shares of Common Stock, the number of shares payable for each $1,000 principal amount of Securities shall equal the Additional Amount per $1,000 principal amount of Securities divided by 95% of the average of the Daily Volume-weighted Average Prices of the Common Stock over the applicable measurement period, which shall be in the case of any Additional Amounts payable in connection with a redemption of Securities, the 10 Trading Days beginning on the 12th Scheduled Trading Day prior to the Redemption Date.”

(b)           Section 5.02(a) of the Indenture shall be amended and restated, in its entirety, to read as follows:

“(a) The Company shall file with the Trustee, within 15 calendar days after the Company files with the SEC, copies of its annual report and the information, documents and other reports which the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that any such reports, information or documents filed with the SEC pursuant to its Electronic Date Gathering, Analysis and Retrieval (or EDGAR) system shall be deemed filed with the Trustee.  The Company shall comply with the provisions of TIA Section 314(a), whether or not the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  Notwithstanding anything to the contrary herein, the Trustee shall have no duty to review such documents for purposes of determining compliance with any provisions of this Indenture or any applicable law.”

(c)           Sections 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, and 8.01(e) of the Indenture shall be deleted and, in the case of each such section or subsection, insert in lieu thereof the phrase “Intentionally Omitted”, and any and all references thereto, any and all obligations thereunder and any events of default related thereto are hereby deleted throughout the Indenture, and such sections, subsections and references shall be of no further force or effect.

(d)           Section 6.01 of the Indenture shall be amended and restated, in its entirety, to read as follows:

“Section 6.01.  Collateral.   Upon execution of the Supplemental Indenture, the Securities shall become unsecured Obligations of the Company and the Security Agreement shall be terminated.  In connection with the Supplemental Indenture, the Liens granted pursuant to the Security Agreement shall be terminated and the Trustee (acting as the Collateral Agent pursuant to the Security Agreement) shall take the following actions: (a) return to the Company the Evergreen Operations, LLC Unit Certificate number 1 relating to 100 Units issued to the Company, dated July 30, 2007 (the “Pledged Securities”); (b) return to the Company the Unit Power endorsed in blank by the Company regarding the Pledged Securities; (c) transfer all funds in the Cash Collateral Account (as defined in the Security Agreement) to any account designated by the Company; (d) pursuant to that certain Securities Account Control Agreement (the “Wells Fargo Control Agreement”), dated as of October 26, 2007, by and among the Trustee, the Company and Wells Fargo Brokerage Services, LLC (“Wells Fargo”), send Wells Fargo written notice of the termination of the Security Agreement and to terminate the Wells Fargo Control Agreement; (e) pursuant to that certain Securities Account Control Agreement (the “Credit Suisse Control Agreement”), dated as of October 26, 2007, by and among Credit Suisse Securities (USA) LLC (“Credit Suisse”), Pershing LLC, the Company and the Trustee, send Credit Suisse a notice of termination in substantially the form of Exhibit B to the Credit Suisse Control Agreement; (f) pursuant to that certain Blocked Account Control Agreement (“JPMorgan Control Agreement”), dated as of October 26, 2007, by and among the Company, the Trustee and JPMorgan Chase Bank, N.A. (“JPMorgan”), send JPMorgan written notice to terminate the JPMorgan Control Agreement pursuant to Section 7 of the JPMorgan Control Agreement; and (g) pursuant to that certain Blocked Account Control Agreement (“JPMorgan/Buckeye Control Agreement”), dated as of October 26, 2007, by and among Buckeye Industrial Mining Co., the Trustee and JPMorgan Chase Bank, N.A. (“JPMorgan”), send JPMorgan written notice to terminate the JPMorgan/Buckeye Control Agreement pursuant to Section 7 of the JPMorgan/Buckeye Control Agreement.”

(e)           Section 13.03 of the Indenture shall be amended and restated, in its entirety, to read as follows:

“Section 13.03.  Discharge; Reinstatement.  Each Subsidiary Guarantor’s obligations hereunder shall be automatically and unconditionally released upon the payment in full of the principal of, premium, if any, and interest on the Securities and all other amounts payable by the Company under this Indenture. If at any time any payment of the principal of, premium, if any, or interest on any Security or any other amount payable by the Company under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.”

ARTICLE III

MISCELLANEOUS

Section 3.01.  Continuing Effect of Indenture.  Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Securities outstanding thereunder shall remain in full force and effect.

Section 3.02.  Construction of Supplemental Indenture.  The Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

Section 3.03.  Entire Agreement.  This Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

Section 3.04.  Governing Law.  This Supplemental Indenture shall be governed by, construed, interpreted, and the rights of the parties determined in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Section 3.05.  Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (“TIA”), as in force at the date as of which this Supplemental Indenture is executed, the provision required by the TIA shall control.

Section 3.06.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.07.  Effectiveness.  This Supplemental Indenture shall become effective and binding upon the Company, the Guarantors, the Trustee and the holders of Notes immediately upon its execution and delivery by the parties hereto.

Section 3.08.  Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

Company:

EVERGREEN ENERGY INC.

By: /s/ KEVIN R. COLLINS
Name: Kevin R. Collins
Title: Chief Executive Officer and President

Guarantors:

EVERGREEN OPERATIONS, LLC
KFX PLANT, LLC
KFX OPERATIONS, LLC
LANDRICA DEVELOPMENT COMPANY

By: /s/ KEVIN R. COLLINS
Name: Kevin R. Collins
Title: Chief Executive Officer and President of each of the above Guarantors

BUCKEYE INDUSTRIAL MINING CO.

By: /s/ DIANA L. KUBIK
Name: Diana L. Kubik
Title: Vice President and Chief Financial Officer

Trustee:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ RICK PROKOSCH
Name: Rick Prokosch
Title: Vice President

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